Exhibit 99.1

eBAY INC. ANNOUNCES THIRD QUARTER 2006 FINANCIAL RESULTS
 — Company Reports Record Q3 Net Revenues of $1.449 Billion  —
 —  Delivers Q3 GAAP Diluted EPS of $0.20 and Non-GAAP Diluted EPS of $0.26  —
 —  Company Repurchases $667 Million of Common Stock  —

San Jose, CA, October 18, 2006 — eBay Inc. (Nasdaq: EBAY; www.ebay.com) reported financial results for its third quarter ended September 30, 2006.

eBay reported record consolidated Q3-06 net revenues of $1.449 billion, representing a growth rate of 31% year over year. GAAP operating income was $339 million, a decrease of 5% year over year, and represented 23% of net revenues. Excluding stock-based compensation of $74 million, operating income would have increased 16% year over year to $413 million, or 28% of net revenues. Non-GAAP operating income in Q3-06 was $464 million, representing a 32% operating margin and an 18% year-over-year increase.

GAAP net income in Q3-06 was $281 million, or $0.20 earnings per diluted share, an increase of 10% year over year. Excluding stock-based compensation of $51 million (net of tax effects), net income increased 30% year over year to $332 million, or $0.23 earnings per diluted share. Non-GAAP net income in Q3-06 was $367 million, or $0.26 earnings per diluted share, a 31% year-over-year increase.

The company repurchased approximately 24 million shares of its common stock at a total cost of $667 million during the quarter, completing one-third of its previously announced stock repurchase program.

“Q3 was a very good quarter for the company and a continuation of the strong earnings growth we delivered throughout the first half of the year,” said Meg Whitman, President and CEO of eBay Inc. “As our results demonstrate, we are executing on our strategy to grow our Marketplaces, PayPal and Skype businesses individually and collectively to deliver greater value to our community of users and to our shareholders.”

Q3 Business Unit Discussion

Marketplaces

Our Marketplaces businesses had a good quarter, in line with our expectations, characterized by solid growth in key geographic markets and a strong quarter from Shopping.com.

Marketplaces net revenues totaled a record $1.049 billion in Q3-06, a growth rate of 22% over the $858 million reported in Q3-05. The eBay platform confirmed registered user base at the end of Q3-06 totaled 212 million, representing a 26% increase over the 168 million users reported at the end of Q3-05.

eBay’s users generated a total of 584 million new listings in Q3-06 (which included 95 million new Store Inventory Listings), 27% higher than the 459 million new listings reported in Q3-05 (which included 52 million new Store Inventory Listings). These listings helped drive eBay Gross Merchandise Volume (GMV), the total value of all successfully closed items on the eBay trading platforms, to $12.6 billion in Q3-06, representing a 17% year-over-year increase from the $10.8 billion reported in Q3-05.

Payments

PayPal had another excellent quarter, highlighted by increasing penetration on-eBay and excellent growth in our Merchant Services business.

PayPal net revenues totaled $350 million in Q3-06, a growth rate of 41% over the $247 million reported in Q3-05. PayPal had nearly 123 million total accounts at the end of Q3-06, a 41% increase from the 87 million reported in

Q3-05. Those accounts helped drive record Total Payment Volume (TPV) of $9.1 billion in Q3-06, a 37% increase from the $6.7 billion reported in Q3-05.

PayPal Merchant Services posted a record $3.3 billion in global TPV in Q3-06, representing a 59% increase from the $2.1 billion reported in Q3-05.

Communications

Our Skype business continued to grow at an impressive pace, driven by rapid user growth and continued innovation of Skype’s hardware and software ecosystem.

Skype net revenues totaled $50 million in Q3-06, representing a 13% increase from the $44 million reported in Q2-06.

Skype had 136 million registered users at the end of Q3-06, representing a 20% increase from the 113 million users at the end of Q2-06.

Other selected financial results

Operating Margin — GAAP operating margin decreased to 23% in Q3-06, down from 32% in Q3-05. Excluding stock-based compensation of $74 million, GAAP operating margin would have been 28%, down from 32% in Q3-05. Non-GAAP operating margin decreased to 32% in Q3-06, down from 36% in Q3-05. The year-over-year decrease in non-GAAP operating margin was driven primarily by the inclusion of the Skype business, investment in site operations capacity and higher costs for our consumer protection programs.

Tax Rate — The GAAP effective tax rate for Q3-06 was 26%, a decrease from 34% for Q3-05 and consistent with Q2-06. The non-GAAP effective tax rate in Q3-06 was 27%, a decrease from 34% for Q3-05 and from 28% for Q2-06. Tax rates in the prior year period were higher due to a one-time charge for the final application of tax regulations related to intercompany cost sharing arrangements. Excluding the one-time charge, the difference between the effective tax rates for Q3-06 as compared to Q3-05 and Q2-06 result primarily from changes in the estimated geographic mix of the company’s taxable income.

Cash Flows — GAAP operating cash flows increased 6% year over year to $522 million in Q3-06. Free cash flows, representing operating cash flows less net purchases of property and equipment of $137 million, decreased 14% year over year to $385 million. The decrease in free cash flow is due in part to increases in purchases of property and equipment, primarily related to data center and software investments to support capacity expansion in our business, and capitalized product development costs related to our websites.

Cash, Cash Equivalents, and Investments — The company’s cash, cash equivalents, and investments totaled approximately $3.8 billion at the end of Q3-06.

“We’re pleased with the solid revenue growth, strong earnings and cash flow we delivered in Q3,” said Bob Swan, Chief Financial Officer. “Our long-term confidence in the business is underscored by the significant share repurchase we executed in the quarter.”

Business Outlook

The following guidance includes the estimated impact of expensing stock options from the adoption of FAS 123(R), which has been reflected in eBay’s operating results beginning in Q1-06.

Fourth Quarter 2006 — eBay expects consolidated net revenues for Q4 2006 to be in the range of $1.615 billion to $1.675 billion. GAAP earnings per diluted share for Q4 2006 are expected to be in the range of $0.21 to $0.22. GAAP earnings per diluted share for Q4 2006 includes the estimated impact of stock-based compensation from the adoption of FAS 123(R) of approximately $0.03-$0.04. Non-GAAP earnings per diluted share for Q4 2006 are expected to be in the range of $0.27 to $0.28. This guidance assumes a US dollar to Euro exchange rate of $1.25.

Full Year 2006 — eBay expects consolidated net revenues 2006 to be in the range of $5.865 billion to $5.925 billion. GAAP earnings per diluted share for 2006 are expected to be in the range of $0.75 to $0.76. GAAP earnings per diluted share for 2006 includes the estimated impact of stock-based compensation from the adoption of FAS 123(R) of approximately $0.15 to $0.16 per diluted share. Non-GAAP earnings per diluted share for 2006 are expected to be in the range of $1.01 to $1.02. This guidance assumes a Q4 2006 US dollar to Euro exchange rate of $1.25, and actual rates through the first three quarters of 2006.

Full Year 2007 — eBay expects organic consolidated net revenue growth for 2007 in the range of 17% to 21% over 2006 revenues. GAAP and non-GAAP operating margins are expected to improve by at least 0.5 percentage points over 2006 GAAP and non-GAAP operating margins. GAAP and non-GAAP diluted earnings per share are expected to grow by at least 20% over 2006 GAAP and non-GAAP earnings per share. This guidance assumes a US dollar to Euro exchange rate of $1.25 and does not reflect the potential impact of the adoption of FASB Interpretation No. 48 Accounting for Uncertainty in Income Taxes (FIN 48). We are currently evaluating the impact of adopting FIN 48 (which will be effective January 1, 2007) on our consolidated financial position and results of operations.

Quarterly Conference Call

eBay will host a conference call to discuss third quarter results at 2 p.m. Pacific Time today. A live webcast of the conference call can be accessed through the company’s Investor Relations website at http://investor.ebay.com. In addition, an archive of the webcast will be accessible through the same link.

About eBay Inc.

Founded in 1995, eBay pioneers communities built on commerce, sustained by trust, and inspired by opportunity. eBay enables ecommerce on a local, national and international basis with an array of websites — including the eBay Marketplaces, PayPal, Skype, Kijiji, Rent.com and Shopping.com — that bring together millions of buyers and sellers every day.

Non-GAAP Measures

This press release includes the following financial measures defined as “non-GAAP financial measures” by the Securities and Exchange Commission: non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flows as well as GAAP amounts excluding the impact of stock-based compensation and the corresponding percentages of net revenues. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. See “Unaudited Condensed Consolidated Statements of Income” and “Unaudited Reconciliations of GAAP to Non-GAAP Condensed Consolidated Statements of Income” included in this press release for further information regarding these non-GAAP financial measures, including a reconciliation of these measures to the nearest GAAP measures.

Forward-Looking Statements

This press release contains forward-looking statements relating to the future performance of eBay and its consolidated subsidiaries. These statements involve risks and uncertainties, and the company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to: the company’s need to increasingly achieve growth from its existing users as well as from new users in its more established markets; the company’s ability to deal with the increasingly competitive ecommerce environment, including competition for its sellers from other trading sites and other means of selling, and competition for its buyers from other merchants, online and offline; the need to integrate, manage, and profitably expand its recently-acquired businesses; the need to manage an increasingly large enterprise with a broad range of businesses of varying degrees of maturity and in many different geographies; the regulatory, patent, and competitive risks specific to Skype; the competitive, regulatory, credit card association, and other risks specific to PayPal, especially as it continues to expand geographically; the company’s need to manage other regulatory, tax, and litigation risks as its product offerings expand and its services are offered in more jurisdictions; the company’s ability to upgrade and develop its systems, infrastructure and customer service capabilities to accommodate growth at a reasonable cost; the company’s ability to maintain site stability and performance on all of its sites while adding new products and features in a timely fashion; fluctuations in foreign exchange rates; the company’s ability to profitably expand its model to new types of merchandise and sellers; assumptions and methods used to value and expense stock options provided to employees; and, the company’s ability to profitably integrate and manage recent and future acquisitions and other transactions. The forward looking statements in this release do not include the potential impact of any acquisitions that may be announced and/or completed after the date hereof.

More information about factors that could affect the company’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations website at investor.ebay.com or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to the company on the date hereof. eBay assumes no obligation to update such statements.

Investor Relations Contact:	Tracey Ford	408-376-7205
Media Relations Contact:	Hani Durzy	408-376-7458
Investor Information Request:	408-376-7493
Company News:	http://www.businesswire.com
Investor Relations Website:	http://investor.ebay.com

eBay Inc.
Unaudited Condensed Consolidated Balance Sheet
(In Thousands)

	December 31,	September 30,
	2005	2006

ASSETS
Current assets
Cash and cash equivalents	$1,313,580	$2,482,257
Short-term investments	774,650	741,655
Accounts receivable, net	322,788	366,631
Funds receivable from customers	255,282	307,154
Restricted cash and investments	29,702	33,078
Other current assets	487,235	843,908

Total current assets	3,183,237	4,774,683
Long-term investments	825,667	538,875
Property and equipment, net	801,602	999,214
Goodwill	6,120,079	6,407,973
Intangible assets, net	823,280	719,302
Other assets	35,121	23,071

	$11,788,986	$13,463,118

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$55,692	$122,287
Funds payable and amounts due to customers	586,651	973,541
Accrued expenses and other current liabilities	578,557	620,078
Deferred revenue and customer advances	81,940	117,791
Income taxes payable	182,095	386,988

Total current liabilities	1,484,935	2,220,685
Deferred tax liabilities, net	215,682	102,122
Other liabilities	40,388	37,444

Total liabilities	1,741,005	2,360,251

Total stockholders’ equity	10,047,981	11,102,867

	$11,788,986	$13,463,118

eBay Inc.
Unaudited Condensed Consolidated Statement of Income
(In Thousands, Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006

Net revenues (2)	$1,105,515	$1,448,637	$3,223,542	$4,249,840
Cost of net revenues (1)	200,375	315,717	578,584	886,764

Gross profit	905,140	1,132,920	2,644,958	3,363,076

Operating expenses (1):
Sales and marketing	293,746	394,820	852,239	1,193,382
Product development	78,881	120,405	224,309	363,447
General and administrative	146,578	227,188	419,598	667,785
Amortization of acquired intangible assets	29,199	51,474	77,516	165,391

Total operating expenses	548,404	793,887	1,573,662	2,390,005

Income from operations (3)	356,736	339,033	1,071,296	973,071
Interest and other income, net	30,657	41,231	85,585	92,621
Interest expense	(431)	(553)	(2,556)	(2,229)

Income before income taxes and minority interests	386,962	379,711	1,154,325	1,063,463
Provision for income taxes	(131,989)	(98,814)	(351,455)	(284,288)
Minority interests	(2)	(1)	(48)	(3)

Net income	$254,971	$280,896	$802,822	$779,172

Net income per share:
Basic	$0.19	$0.20	$0.59	$0.55

Diluted	$0.18	$0.20	$0.58	$0.54

Weighted average shares:
Basic	1,357,239	1,406,382	1,350,836	1,405,837

Diluted	1,387,038	1,426,112	1,383,024	1,433,247

(1) Includes stock-based compensation as follows (2006 increases are due primarily to the adoption of FAS 123(R)):
Cost of net revenues	$201	$8,001	$279	$25,108
Sales and marketing	396	23,149	396	74,933
Product development	1,224	19,010	825	62,702
General and administrative	3,504	23,359	7,471	80,002

Total stock-based compensation	$5,325	$73,519	$8,971	$242,745

(2)	Net revenues in the three-month period ended Q3-06 were positively impacted by foreign currency translation of $28.6 million compared to the same period of the prior year. Net revenues in the nine-month period ended Q3-06 were negatively impacted by foreign currency translation of $22.2 million, compared to the same period of the prior year. On a sequential basis, Q3-06 net revenues were positively impacted by foreign currency translation of $8.7 million.

(3)	Operating income in the three-month period ended Q3-06 was positively impacted by foreign currency translation of $12.0 million, compared to the same period of the prior year. Operating income in the nine-month period ended Q3-06 was negatively impacted by foreign currency translation of $16.2 million, compared to the same period of the prior year. On a sequential basis, Q3-06 operating income was positively impacted by foreign currency translation of $4.1 million.

eBay Inc.
Unaudited Condensed Consolidated Statement of Cash Flows
(In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2006	2005	2006

Cash flows from operating activities:
Net income	$254,971	$280,896	$802,822	$779,172
Adjustments:
Provision for doubtful accounts and authorized credits	20,932	22,319	65,653	74,193
Provision for transaction losses	15,821	31,790	46,956	81,696
Depreciation and amortization	91,902	135,224	256,867	400,936
Stock-based compensation related to stock options and employee stock purchases	5,325	73,519	8,971	242,745
Tax benefit on the exercise of employee stock options	61,565	18,266	172,164	108,790
Excess tax benefits from stock-based compensation	—	(16,290)	—	(77,263)
Minority interests	(28)	1	—	3
Changes in assets and liabilities, net of acquisition effects:
Accounts receivable	(11,853)	(79,433)	(83,235)	(117,031)
Funds receivable from customers	(10,538)	(88,182)	(84,692)	(54,372)
Other current assets	(11,111)	(205,787)	(23,667)	(339,278)
Other non-current assets	2,186	2,092	(6,564)	10,869
Accounts payable	(8,237)	(11,391)	(5,238)	63,901
Funds payable and amounts due to customers	11,052	307,451	192,877	387,466
Accrued expenses and other liabilities	10,455	(24,509)	(3,276)	(50,233)
Deferred revenue and customer advances	2,201	12,000	(4,394)	36,664
Income taxes payable	(5,336)	182,304	18,586	205,029
Deferred tax liabilities, net	62,396	(118,157)	129,824	(131,457)

Net cash provided by operating activities	491,703	522,113	1,483,654	1,621,830

Cash flows from investing activities:
Purchases of property and equipment, net	(70,471)	(136,867)	(240,534)	(418,875)
Proceeds from sale of corporate aircraft	28,290	—	28,290	—
Purchases of investments	(195,230)	(56,189)	(849,851)	(547,413)
Maturities and sales of investments	541,488	121,120	1,335,128	882,279
Acquisitions, net of cash acquired	(592,130)	—	(1,118,744)	(45,505)
Other	(622)	(7,551)	(2,575)	(8,796)

Net cash used in investing activities	(288,675)	(79,487)	(848,286)	(138,310)

Cash flows from financing activities:
Proceeds from issuance of common stock, net	124,718	34,074	384,384	209,075
Repurchases of common stock	—	(666,541)	—	(666,541)
Excess tax benefits from stock-based compensation	—	16,290	—	77,263
Payment of headquarters facility lease obligation	—	—	(126,390)	—
Principal payments on long-term obligations	—	—	(1,849)	—

Net cash provided by (used in) financing activities	124,718	(616,177)	256,145	(380,203)

Effect of exchange rate changes on cash and cash equivalents	(2,797)	21,427	(40,960)	65,360

Net increase (decrease) in cash equivalents	324,949	(152,124)	850,553	1,168,677
Cash and cash equivalents at beginning of period	1,855,649	2,634,381	1,330,045	1,313,580

Cash and cash equivalents at end of period	$2,180,598	$2,482,257	$2,180,598	$2,482,257

Supplemental Non-GAAP Measure:
Net cash provided by operating activities	$491,703	$522,113	$1,483,654	$1,621,830
Less: Purchases of property and equipment, net	(42,181)	(136,867)	(212,244)	(418,875)
Less: Payment of headquarters facility lease obligation	—	—	(126,390)	—

Free cash flow	$449,522	$385,246	$1,145,020	$1,202,955

eBay Inc.
Unaudited Condensed Consolidated Statements of Income

To supplement the company’s consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, eBay uses non-GAAP measures of certain components of financial performance. These non-GAAP measures include non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, and free cash flows, as well as GAAP amounts excluding stock-based compensation on operating income, net income and earnings per share, and the corresponding percentages of net revenues. eBay also makes reference to measures of operating income, net income and earnings per diluted share, which exclude stock-based compensation in order to allow for a better comparison of results in the current period to those in prior periods that did not include FAS 123(R) stock-based compensation.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with eBay’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate eBay’s results of operations in conjunction with the corresponding GAAP measures.

Reconciliation to the nearest GAAP measure of all non-GAAP measures included in this press release can be found in the tables included on pages 6, 7, 9, 10, and 16 of this press release. For non-GAAP measures that exclude only stock-based compensation, the reconciliation to GAAP is presented in narrative form in this release when the non-GAAP measure is referenced.

These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future, and to provide further information for comparative purposes due to the adoption of the new accounting standard FAS 123(R). Specifically, the company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expenses, gains and losses, and net purchases of property and equipment that may not be indicative of its core operating results and business outlook. In addition, because eBay has historically reported certain non-GAAP results to investors, the company believes the inclusion of non-GAAP measures provides consistency in the company’s financial reporting.

For its internal budgeting process, and as discussed further below, eBay’s management uses financial statements that do not include stock-based compensation expense related to employee stock options and employee stock purchases, employer payroll taxes on employee non-qualified stock option gains, amortization of acquired intangible assets, gain on sale of equity investment and the income taxes associated with the foregoing. In addition to the corresponding GAAP measures, eBay’s management also uses the foregoing non-GAAP measures in reviewing the financial results of eBay. Note that beginning with Q1-06, eBay’s financial results include stock-based compensation from the adoption of the new accounting standard, FAS 123(R). eBay’s financial results for prior periods have not been restated for FAS 123(R).

eBay excludes the following items from non-GAAP net income, non-GAAP earnings per diluted share, non-GAAP operating income, non-GAAP operating margin, non-GAAP effective tax rate, as well as GAAP amounts excluding stock-based compensation on operating income, net income and earnings per share, and the corresponding percentages of net revenues.:

Stock-based compensation related to stock options and employee stock purchases. These expenses consist of expenses for stock options and employee stock purchases under FAS 123(R). eBay excludes stock-based compensation expenses from its non-GAAP measures primarily because they are non-cash expenses that eBay does not believe are reflective of ongoing operating results and because excluding these amounts allow for a comparison of the results in the current period to those in the prior periods that did not include FAS 123(R) stock-based compensation expense.

Employer payroll taxes on employee non-qualified stock option gains. This amount is dependent on eBay’s stock price and the timing and size of exercise by employees of their stock options, over which management has virtually no control, and as such does not correlate to eBay’s operation of the business.

Amortization of acquired intangible assets. eBay incurs amortization of acquired intangible assets in connection with acquisitions and investments. eBay excludes these items because they arise from eBay’s prior acquisitions and have no direct correlation to the current operating results of eBay’s business.

Gain on sale of equity investment. eBay does not actively trade public equity securities nor does it rely on these securities positions for funding of ongoing operations. eBay excludes these gains because they are unrelated to eBay’s ongoing business and operating results.

Income taxes associated with certain non-GAAP entries. This amount is used to present each of the amounts described above on an after-tax basis consistent with the presentation of non-GAAP net income.

In addition to the non-GAAP measures discussed above, eBay also uses free cash flow. Free cash flow represents operating cash flows less net purchases of property, buildings, and equipment. eBay considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases of property, buildings, and equipment, which can then be used to, among other things, invest in eBay’s business, make strategic acquisitions, strengthen the balance sheet and repurchase stock. A limitation of free cash flow is that it does not represent the total increase or decrease in the company’s cash balance for the period.

eBay Inc.
Unaudited Reconciliation of GAAP to Non-GAAP Condensed Consolidated Statement of Income
(In Thousands, Except Per Share Amounts)

	Three Months Ended				Three Months Ended
	September 30, 2005				September 30, 2006
	Reported	Non-GAAP Entries		Non-GAAP	Reported	Non-GAAP Entries		Non-GAAP

Net revenues	$1,105,515	$—		$1,105,515	$1,448,637	$—		$1,448,637

Cost of net revenues	200,375	(201)	(a)	200,174	315,717	(8,001)	(a)	307,716

Gross profit	905,140	201		905,341	1,132,920	8,001		1,140,921

Operating expenses:

Sales and marketing	293,746	(396)	(a)	293,350	394,820	(23,149)	(a)	371,671

Product development	78,881	(1,224)	(a)	77,657	120,405	(19,010)	(a)	101,395

General and administrative	146,578	(3,504)	(a)	140,783	227,188	(23,359)	(a)	203,362

		(2,291)	(b)			(467)	(b)

Amortization of acquired intangible assets	29,199	(29,199)	(c)	—	51,474	(51,474)	(c)	—

Total operating expenses	548,404	(36,614)		511,790	793,887	(117,459)		676,428

Income from operations	356,736	36,815		393,551	339,033	125,460		464,493

Interest and other income, net	30,657	—		30,657	41,231	—		41,231

Interest expense	(431)	—		(431)	(553)	—		(553)

Income before income taxes and minority interests	386,962	36,815		423,777	379,711	125,460		505,171

Provision for income taxes	(131,989)	(11,629)	(e)	(143,618)	(98,814)	(38,946)	(e)	(137,760)

Minority interests	(2)	—		(2)	(1)	—		(1)

Net income	$254,971	$25,186		$280,157	$280,896	$86,514		$367,410

Net income per share:

Basic	$0.19			$0.21	$0.20			$0.26

Diluted	$0.18			$0.20	$0.20			$0.26

Weighted average shares:

Basic	1,357,239			1,357,239	1,406,382			1,406,382

Diluted	1,387,038			1,387,038	1,426,112			1,426,112

Operating margin	32%	4%		36%	23%	9%		32%

Effective tax rate	34%	—	(e)	34%	26%	1%	(e)	27%

Notes:

(a)	Stock-based compensation

(b)	Employer payroll taxes on employee non-qualified stock option gains

(c)	Amortization of acquired intangible assets

(d)	Not applicable

(e)	Income taxes associated with certain non-GAAP entries

eBay Inc.
Unaudited Reconciliation of GAAP to Non-GAAP Condensed Consolidated Statement of Income
(In Thousands, Except Per Share Amounts)

	Nine Months Ended				Nine Months Ended
	September 30, 2005				September 30, 2006
		Non-GAAP				Non-GAAP
	Reported	Entries		Non-GAAP	Reported	Entries		Non-GAAP

Net revenues	$3,223,542	$—		$3,223,542	$4,249,840	$—		$4,249,840

Cost of net revenues	578,584	(279)	(a)	578,305	886,764	(25,108)	(a)	861,656

Gross profit	2,644,958	279		2,645,237	3,363,076	25,108		3,388,184

Operating expenses:

Sales and marketing	852,239	(396)	(a)	851,843	1,193,382	(74,933)	(a)	1,118,449

Product development	224,309	(825)	(a)	223,484	363,447	(62,702)	(a)	300,745

General and administrative	419,598	(7,471)	(a)	402,545	667,785	(80,002)	(a)	583,383

		(9,582)	(b)	—		(4,400)	(b)	—

Amortization of acquired intangible assets	77,516	(77,516)	(c)	—	165,391	(165,391)	(c)	—

Total operating expenses	1,573,662	(95,790)		1,477,872	2,390,005	(387,428)		2,002,577

Income from operations	1,071,296	96,069		1,167,365	973,071	412,536		1,385,607

Interest and other income, net	85,585	(2,260)	(d)	83,325	92,621	—		92,621

Interest expense	(2,556)	—		(2,556)	(2,229)	—		(2,229)

Income before income taxes and minority interests	1,154,325	93,809		1,248,134	1,063,463	412,536		1,475,999

Provision for income taxes	(351,455)	(33,700)	(e)	(385,155)	(284,288)	(130,648)	(e)	(414,936)

Minority interests	(48)	—		(48)	(3)	—		(3)

Net income	$802,822	$60,109		$862,931	$779,172	$281,888		$1,061,060

Net income per share:

Basic	$0.59			$0.64	$0.55			$0.75

Diluted	$0.58			$0.62	$0.54			$0.74

Weighted average shares:

Basic	1,350,836			1,350,836	1,405,837			1,405,837

Diluted	1,383,024			1,383,024	1,433,247			1,433,247

Operating margin	33%	3%		36%	23%	10%		33%

Effective tax rate	30%	1%	(e)	31%	27%	1%	(e)	28%

Notes:

(a)	Stock-based compensation
(b)	Employer payroll taxes on employee non-qualified stock option gains
(c)	Amortization of acquired intangible assets
(d)	Gain on sale of equity investment
(e)	Income taxes associated with certain non-GAAP entries

eBay Inc.

Unaudited Summary of Consolidated Net Revenues
(In Thousands, Except Percentages)

Net Revenues by Type

	September 30,	December 31,	March 31,	June 30,	September 30,
	2005	2005	2006	2006	2006

Net Transaction Revenues
Marketplaces	$836,820	$969,412	$990,527	$997,121	$1,017,274
Current quarter vs prior quarter	2%	16%	2%	1%	2%
Current quarter vs prior year quarter	37%	37%	28%	22%	22%
Percent of Marketplaces revenue from international	48%	48%	49%	51%	49%
Payments	239,922	297,679	328,150	330,684	340,032
Current quarter vs prior quarter	1%	24%	10%	1%	3%
Current quarter vs prior year quarter	44%	49%	44%	39%	42%
Percent of Payments revenue from international	37%	37%	36%	38%	38%
Communications	—	24,809	35,160	44,158	50,021
Current quarter vs prior quarter	—	—	42%	26%	13%
Percent of Communications revenue from international	—	87%	87%	86%	84%

Total net transaction revenues	1,076,742	1,291,900	1,353,837	1,371,963	1,407,327
Current quarter vs prior quarter	2%	20%	5%	1%	3%
Current quarter vs prior year quarter	38%	42%	35%	30%	31%
Advertising and other non-transaction revenues
Total advertising and other non-transaction revenues	28,773	36,959	36,582	38,821	41,310
Current quarter vs prior quarter	(1%)	28%	(1%)	6%	6%
Current quarter vs prior year quarter	8%	30%	28%	34%	44%

Total net revenues	$1,105,515	$1,328,859	$1,390,419	$1,410,784	$1,448,637

Current quarter vs prior quarter	2%	20%	5%	1%	3%
Current quarter vs prior year quarter	37%	42%	35%	30%	31%

eBay Inc.

Unaudited Summary of Consolidated Net Revenues
(In Thousands, Except Percentages)

Net Revenues by Segment

	September 30,	December 31,	March 31,	June 30,	September 30,
	2005	2005	2006	2006	2006

Marketplaces	$858,417	$999,676	$1,020,193	$1,027,535	$1,049,039
Current quarter vs prior quarter	2%	16%	2%	1%	2%
Current quarter vs prior year quarter	35%	37%	28%	22%	22%
Percent of Marketplaces revenue from international	48%	47%	48%	50%	49%
Payments	247,098	304,374	335,066	339,091	349,577
Current quarter vs prior quarter	1%	23%	10%	1%	3%
Current quarter vs prior year quarter	44%	48%	44%	39%	41%
Percent of Payments revenue from international	36%	36%	35%	38%	38%
Communications	—	24,809	35,160	44,158	50,021
Current quarter vs prior quarter	—	—	42%	26%	13%
Percent of Communications revenue from international	—	87%	87%	86%	84%

Total net revenues	$1,105,515	$1,328,859	$1,390,419	$1,410,784	$1,448,637

Current quarter vs prior quarter	2%	20%	5%	1%	3%
Current quarter vs prior year quarter	37%	42%	35%	30%	31%

Net Revenues by Geography

	September 30,	December 31,	March 31,	June 30,	September 30,
	2005	2005	2006	2006	2006

US net revenues	$608,428	$724,748	$748,136	$724,699	$763,864
Current quarter vs prior quarter	5%	19%	3%	(3)%	5%
Current quarter vs prior year quarter	30%	40%	35%	25%	26%
% of total	55%	55%	54%	51%	53%
International net revenues	497,087	604,111	642,283	686,085	684,773
Current quarter vs prior quarter	(1%)	22%	6%	7%	(0)%
Current quarter vs prior year quarter	47%	44%	35%	36%	38%
% of total	45%	45%	46%	49%	47%

Total net revenues	$1,105,515	$1,328,859	$1,390,419	$1,410,784	$1,448,637

Current quarter vs prior quarter	2%	20%	5%	1%	3%
Current quarter vs prior year quarter	37%	42%	35%	30%	31%

eBay Inc.
Unaudited eBay Marketplaces Supplemental Operating Data
(In Millions, Except Percentages)

September 30,	December 31,	March 31,	June 30,	September 30,
2005	2005	2006	2006	2006

Confirmed Registered Users (1)	168.1	180.6	192.9	202.7	211.9
Current quarter vs prior quarter	7%	7%	7%	5%	5%
Current quarter vs prior year quarter	35%	33%	31%	29%	26%

Active Users (2)	68.0	71.8	75.4	77.7	79.8
Current quarter vs prior quarter	5%	6%	5%	3%	3%
Current quarter vs prior year quarter	32%	28%	25%	20%	17%

Number of Non-Stores Inventory Listings (3)	407.0	480.6	490.8	490.5	488.3
Current quarter vs prior quarter	1%	18%	2%	(0)%	(0)%
Current quarter vs prior year quarter	24%	28%	23%	22%	20%

Number of Stores Inventory Listings (3)	51.6	65.7	84.6	105.5	95.4
Current quarter vs prior quarter	36%	27%	29%	25%	(10)%
Current quarter vs prior year quarter	154%	135%	164%	178%	85%

Gross Merchandise Volume (4)	$10,800	$12,013	$12,504	$12,896	$12,639
Current quarter vs prior quarter	(1%)	11%	4%	3%	(2)%
Current quarter vs prior year quarter	30%	22%	18%	18%	17%

Fixed Price Trading (5) as % of gross merchandise volume	32%	34%	34%	35%	37%

eBay Stores (6) (in thousands)	33	6	38	3	48	6	54	1	57	3
Current quarter vs prior quarter	12%	14%	27%	11%	6%
Current quarter vs prior year quarter	50%	51%	84%	81%	71%

Percent of eBay Stores hosted internationally	43%	45%	49%	53%	56%

Rent.com, Shopping.com, and our classifieds websites are not included in these metrics.

(1)	Cumulative total of all users who have completed the registration process on one of eBay’s trading platforms.

(2)	All users, excluding users of Half.com and Internet Auction, who bid on, bought, or listed an item within the previous 12-month period.

(3)	All store inventory listings on eBay’s trading platforms during the quarter, regardless of whether the listing subsequently closed successfully.

(4)	Total value of all successfully closed items between users on eBay’s trading platforms during the quarter, regardless of whether the buyer and seller actually consummated the transaction.

(5)	Primarily, GMV related to eBay’s “Buy It Now” feature on eBay’s trading platforms during the quarter.

(6)	Total number of eBay Seller Stores worldwide, hosted on eBay’s trading platforms as of each respective quarter end.

eBay Inc.
Unaudited Payments Supplemental Operating Data
(In Millions, Except Percentages)

	September 30,	December 31,	March 31,	June 30,	September 30,
	2005	2005	2006	2006	2006

Total accounts (1)	86.6	96.2	105.0	113.7	122.5
Current quarter vs prior quarter	10%	11%	9%	8%	8%
Current quarter vs prior year quarter	53%	51%	47%	44%	41%
Active accounts (2)	24.5	28.1	29.2	29.5	30.9

Total number of payments (3)	117.4	139.7	149.2	143.3	146.2
Current quarter vs prior quarter	4%	19%	7%	(4)%	2%
Current quarter vs prior year quarter	41%	40%	35%	27%	25%

Total payment volume (4)	$6,667	$8,114	$8,769	$8,856	$9,123
Current quarter vs prior quarter	3%	22%	8%	1%	3%
Current quarter vs prior year quarter	44%	45%	41%	37%	37%

Merchant Services total payment volume as % of total payment volume	32%	31%	33%	35%	37%

Transaction rates (5)
Transaction revenue rate	3.60%	3.67%	3.74%	3.73%	3.73%
Transaction processing expense rate	1.11%	1.09%	1.04%	1.02%	1.07%
Transaction loss rate	0.24%	0.33%	0.29%	0.27%	0.35%

(1)	Cumulative total of all accounts opened, including users who made payments using PayPal but have not registered, excluding accounts that have been closed or locked and excluding payment gateway business accounts.

(2)	All accounts, and users whether registered or not, that sent or received at least one payment through the PayPal system during the quarter.

(3)	Total number of payments initiated through the PayPal system during the quarter, excluding the payment gateway business, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or pending at the end of the quarter.

(4)	Total dollar volume of payments initiated through the PayPal system during the quarter, excluding the payment gateway business, regardless of whether the payment was actually sent successfully, or was reversed, rejected, or was pending at the end of the quarter.

(5)	Transaction rates represent the ratio of PayPal transaction revenues (including the payment gateway business), PayPal third party processing expenses and PayPal fraud and protection program losses relative to total payment volume.

eBay Inc.
Unaudited Communications Supplemental Operating Data
(In Millions, Except Percentages)

	September 30,	December 31,	March 31,	June 30,	September 30,
	2005	2005	2006	2006	2006

Registered users (1)	—	74.7	94.6	113.1	135.9
Current quarter vs prior quarter	—	—	27%	20%	20%

(1)	Cumulative number of unique users accounts created on Skype.

eBay Inc.
Unaudited Guidance Summary
(In Millions, Except Per Share Amounts And Percentages)

The guidance figures provided below and elsewhere in this press release are approximate in nature because eBay’s future performance is difficult to predict. Such guidance is based on information available on the date hereof, and eBay assumes no obligation to update it.

eBay’s future performance involves risks and uncertainties, and the company’s actual results could differ materially from such guidance. Some of the factors that could affect the company’s operating results are set forth under the caption “Forward-Looking Statements” above in this press release. More information about factors that could affect eBay’s operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by visiting the company’s investor relations website at investor.ebay.com or the SEC’s website at www.sec.gov.

	Three months ending December 31, 2006
	GAAP(a)		Non-GAAP(b)

Net revenues	$1,615	-$1,675	$1,615	-$1,675
Diluted EPS	$0.21	-$0.22	$0.27	-$0.28

	Year ending December 31, 2006
	GAAP(a)		Non-GAAP(b)

Net revenues	$5,865	-$5,925	$5,865	-$5,925
Operating margin		23%		32.5%
Diluted EPS*	$0.75	-$0.76	$1.01	-$1.02
Effective tax rate	26%	-27%	28%	-29%

*	Please note that the sum of the quarters may not total to the full year EPS because the quarterly EPS is calculated using the respective results and weighted average shares for each quarter, and the full year EPS is calculated using the results and weighted average shares for the full year.

(a)	GAAP guidance includes the estimated impact of expensing stock options under FAS 123(R) “Share-Based Payment.” The stock based compensation calculated under FAS 123(R) is expected to reduce diluted GAAP EPS by approximately $0.15-$0.16 for the full year ending December 31, 2006 and $0.03-$0.04 for the fourth quarter ending December 31, 2006.

(b)	Non-GAAP guidance reflects estimated quarterly adjustments to exclude the amortization of acquired intangible assets of approximately $45-$55 million, stock-based compensation (including the estimated stock based compensation calculated under FAS 123(R)) and payroll taxes on employee stock options of approximately $70-$85 million. These non-GAAP items are estimated to result in a $0.06 per diluted share adjustment, net of tax, and an operating margin adjustment of approximately 10% for the fourth quarter ending December 31, 2006.